Exhibit 99.1

FOR IMMEDIATE RELEASE

JDS UNIPHASE ANNOUNCES SALE PENDING FOR OTTAWA FACILITY

San Jose, California – May 20, 2005—JDS Uniphase Corporation (NASDAQ: JDSU; and TSX: JDU) today announced it had agreed to sell its 912,000 square foot Ottawa facility located at 3000 Merivale Road in Ottawa, Canada to construction and management company Minto Developments Inc.

The transaction, which is expected to close in the current fiscal quarter, includes a lease back option to JDS Uniphase for up to 18 months, or a minimum of 12 months. At the buyer’s request, the financial terms are not being disclosed.

“The Subsystems Product Group at our Ottawa facility develops our company’s most highly integrated communications products,” said Kevin Kennedy, president and chief executive officer of JDS Uniphase. “The sale of the property is a positive step in our transformation strategy for right-sizing the assets of our company. Terms of the sale provide us with a comfortable 18 months in which to ensure an appropriate long term location in the Ottawa area for our local team.”

About JDS Uniphase

JDS Uniphase Corporation designs and manufactures products for markets where its core optics technologies provide innovative solutions for communications, commercial and consumer applications. The Company offers components, modules and subsystems for data communications, telecommunications and cable television, display, security, medical/environmental instrumentation, decorative, aerospace and defense applications. More information is available at www.jdsu.com.

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Such forward-looking statements include, but are not limited to (i) the expected timing of completion of the transaction; and (ii) any expected benefits of the transaction to the company. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. Risks and uncertainties that could cause actual results to differ materially from such forward-looking statements include, but are not limited to, the risks that (a) the transaction may not be completed or may be delayed, and (b) those risks discussed from time to time in reports filed by JDS Uniphase Corporation with the Securities and Exchange Commission. The forward-looking statements contained in this news release are made as of the date hereof and JDS Uniphase Corporation assumes no obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

JDS Uniphase News Release

General Inquiries: Contact your JDS Uniphase Representative or call 800-498-5378 in North America or + 800-5378-5378 outside of North America.

Media: Jayme Curtis, Public Relations, 408-546-7028 or jayme.curtis@jdsu.com

Investors: Jacquie Ross, Investor Relations, 408-546-4445, jacquie.ross@jdsu.com

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